Exhibit 5.1

NASON YEAGER GERSON
WHITE&LIOCE, P.A.
ATTORNEYS AT LAW

SABADELL UNITED  BANK TOWER
1645 PALM BEACH LAKES BOULEVARD
SUITE 1200
WEST PALM BEACH, FLORIDA 33401

TELEPHONE (561) 686-3307   FACSIMILE (561) 686-5442
www.nasonyeager.com

June 18, 2012

MeetMe, Inc.
100 Union Square Drive
New Hope, PA  18938
Attention: Mr. John Abbott, Chief Executive Officer

Re: MeetMe, Inc. / S-8

Dear Mr. Abbott:

You have requested our opinion with respect to certain matters in connection with the filing by MeetMe, Inc. (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 5,700,000 shares of the Registrant’s common stock (the “Shares”), pursuant to the Registrant’s 2012 Omnibus Incentive Plan.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it our opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant.

Mr. John Abbott
June 18, 2012

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

/s/ Nason Yeager Gerson White & Lioce, P.A.

Nason Yeager Gerson White & Lioce, P.A.